Exhibit 23.3

BARBIER FRINAULT & AUTRES ANDERSEN 41, rue Ybry 92576 Neuilly-sur-Seine Cedex Statutory Auditor Member of the Regional Company of Versailles	ERNST & YOUNG Audit 4, rue Auber 75009 Paris Statutory Auditor Member of the Regional Company of Paris

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2002, with respect to the financial statements of Compagnie Générale de Géophysique (“CGG”) included in the Annual Report (Form 20-F) of CGG for the year ended December 31, 2001 incorporated by reference in the Registration Statement on Form F-4 and related prospectus of CGG for the registration of $55,000,000 Senior Notes due 2007.

The Statutory Auditors

BARBIER FRINAULT & AUTRES Andersen	ERNST & YOUNG Audit

Represented by Pascal Macioce	Represented by François Hilly

May 6, 2002